HARLEY-DAVIDSON, INC.
DIRECTOR STOCK PLAN
(As Amended and Restated Effective August 31, 2021)
Article 1
PURPOSE
The purpose of the Harley-Davidson, Inc. Director Stock Plan is to facilitate payment of compensation to nonemployee directors in the form of Common Stock of Harley-Davidson, Inc. or in a form the value of which is based upon the value of Common Stock of Harley-Davidson, Inc. Such payment should provide a method for nonemployee directors to meet the requirements of the Director and Senior Executive Stock Ownership Guidelines for Harley-Davidson, Inc. and an increased incentive for nonemployee directors to contribute to the future success and prosperity of Harley-Davidson, Inc. We believe this will, in turn, enhance the value of the stock for the benefit of the shareholders, and increase the ability of Harley-Davidson, Inc. to attract and retain directors of exceptional skill upon whom, in large measure, its sustained growth and profitability depend.
Article 2
DEFINITIONS
The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:
2.1Affiliate: Each corporation, trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c); provided that for purpose of determining when an Outside Director has incurred a Separation from Service, the phrase “at least fifty percent (50%)” shall be used in place of “at least eighty percent (80%)” each place it appears in Code Section 414(b) and (c) and the regulations thereunder.
2.2Annual Retainer Fee: The annual retainer fee then in effect for service by an Outside Director as a director, board committee chair and/or committee member, excluding grants of “Share Units” pursuant to Article 9.
2.3Board: The Board of Directors of the Company.
2.4Change of Control Event: A change of control event as defined in regulations promulgated by the Secretary of the Treasury for purposes of Code Section 409A, with respect to Harley-Davidson, Inc.
2.5Code: The Internal Revenue Code of 1986, as amended.
2.6Committee: The Nominating and Corporate Governance Committee of the Board; provided that if any member of the Nominating and Corporate Governance Committee is not a Disinterested Person, the Committee shall be comprised of only those members of the Nominating and Corporate Governance Committee who are Disinterested Persons.
2.7Common Stock: The common stock of the Company.
2.8Company: Harley-Davidson, Inc.
2.9Deferral Election: An election by an Outside Director to defer receiving all or any portion of the shares of Common Stock that would otherwise be transferred to such Outside Director pursuant to a Share Election.
2.10Deferral Share Account: See Section 8.2.
2.11Disinterested Persons: Nonemployee directors within the meaning of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended.
2.12Fair Market Value: (From and after February 14, 2007) On the date as of which Fair Market Value is being determined, if the Common Stock is listed for trading on the New York Stock Exchange, the closing sales

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price on the date in question as reported in The Wall Street Journal, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Common Stock is not listed or admitted to trading on the New York Stock Exchange on the date in question, then “Fair Market Value” means, on the date as of which Fair Market Value is being determined, (i) the closing sales price on the date in question on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange; or (ii) if the Common Stock is not listed or admitted to trading on any national securities exchange, the closing quoted sale price on the date in question, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale; or (iii) if not so quoted, the mean of the closing bid and asked prices on the date in question in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or such other system then in use, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale; or (iv) if on any such date the Common Stock is not quoted by any such organization, the mean of the closing bid and asked prices on the date in question as furnished by a professional market maker making a market in the Common Stock selected by the Board for the date in question, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale; or (v) if on any such date no market maker is making a market in the Common Stock, the price as determined in good faith by the Committee.
2.13Option: A stock option granted under the Plan.
2.14Option Price: The purchase price of a share of Common Stock under an Option.
2.15Optionee: A person who has been granted one or more Options.
2.16Grant Share Account: See Section 9.4.
2.17Outside Director: Each member of the Board who is not also an employee of the Company or any Subsidiary (including members of the Committee).
2.18Plan: The Harley-Davidson, Inc. Director Stock Plan.
2.19Separation from Service: The date on which an Outside Director ceases service as a director of the Company and all Affiliates, provided that such cessation of service constitutes a separation from service for purposes of Code Section 409A.
2.20Share Accounts. An Outside Director’s Deferral Share Account and/or Grant Share Account.
2.21Share Election: An election by an Outside Director to receive either 50% or 100% of his or her Annual Retainer Fee in the form of Common Stock (subject to any Deferral Election by an Outside Director), with the receipt of such shares of Common Stock to be in lieu of any cash payment for that portion of his or her Annual Retainer Fee; provided, however, that if, at the time an Annual Retainer Fee is payable, an Outside Director satisfies, through the ownership of Common Stock and/or Share Units credited to his or her Share Accounts, the stock ownership guidelines for directors then in effect that the Board or any committee of the Board has established, then the Outside Director may make a Share Election to receive 0% of such Annual Retainer Fee in the form of Common Stock.
2.22Share Unit: A hypothetical share of Common Stock.
2.23Subsidiary: A corporation, limited partnership, general partnership, limited liability company, business trust or other entity of which more than fifty percent (50%) of the voting power or ownership interest is directly and/or indirectly held by the Company.
2.24Termination Date: The day preceding the tenth anniversary of the date on which the Option is granted.

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Article 3
ADMINISTRATION
3.1The Committee: In addition to the authority specifically granted to the Committee in the Plan, the Committee has full discretionary authority to administer the Plan, including but not limited to the authority to (i) interpret the provisions of the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations necessary or advisable for the administration of the Plan.
3.2Actions Final: Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.
Article 4
SHARES SUBJECT TO THE PLAN
4.1The total number of shares of Common Stock available for delivery under the Plan shall be 350,000 as of May 10, 2018. The foregoing amount shall be subject to adjustment in accordance with Article 10. If an Option or portion thereof shall expire, be canceled or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Options shall be available for future grants of Options. Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued shares or from issued shares of Common Stock reacquired and held as treasury shares. In no event shall the Company be required to deliver a fractional share of Common Stock under the Plan. Whenever under the terms of the Plan a fractional share of Common Stock would otherwise be required to be delivered, there shall be delivered in lieu thereof one full share of Common Stock. Payments in respect of an Outside Director’s Share Accounts that are made in cash shall not reduce the number of shares of Common Stock available for delivery under the Plan.
Article 5
ELIGIBILITY
5.1Only Outside Directors shall be entitled to participate in the Plan.
Article 6
OPTIONS
6.1Option Grants: Prior to December 31, 2002, each Outside Director who served as a member of the Board immediately following an annual meeting of shareholders of the Company was automatically granted on the first business day after such meeting (the “Annual Grant Date”) an Option for the purchase of such number of shares of Common Stock (rounded up to the nearest multiple of 100) whose Fair Market Value on the Annual Grant Date equaled three (3) times the Optionee’s Annual Retainer Fee other than committee chair retainer fees. No such Option shall be granted under the Plan after December 31, 2002.
6.2Option Agreements: All Options shall be evidenced by written agreements executed by the Company. Such options shall be subject to the applicable provisions of the Plan, and shall contain such provisions as are required by the Plan and any other provisions the Committee may prescribe. All agreements evidencing Options shall specify the total number of shares subject to each grant, the Option Price and the Termination Date.
6.3Option Price: The Option Price shall be the Fair Market Value of a share of Common Stock on the Annual Grant Date.
6.4Period of Exercise: Options shall be exercisable from and after the Annual Grant Date and shall terminate one year after the Optionee ceases to serve as a member of the Board for any reason, except that as to any Optionee who is removed from the Board for cause in accordance with the Company’s Restated Articles of Incorporation, the Options held by the Optionee shall terminate immediately on such removal. In any event, no Option or portion thereof shall be exercisable after the Termination Date.
6.5Manner of Exercise and Payment: An Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company and provision (in a manner acceptable to the Committee) for payment of the full price of the shares being purchased pursuant to the Option and any withholding taxes due thereon.

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6.6Nontransferability of Options: Except as may be otherwise provided by the Committee, each Option shall, during the Optionee’s lifetime, be exercisable only by the Optionee and neither it nor any right hereunder shall be transferable otherwise than by will or the laws of descent and distribution or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of an Option or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Optionee and the Option shall thereupon become null and void.
Article 7
SHARE ELECTION
7.1Share Election:
a.Initial Share Election. Within 30 days of the date on which an Outside Director first becomes an Outside Director, the Outside Director shall make a Share Election that will specify the portion of the Outside Director’s Annual Retainer Fee that is to be paid in shares of Common Stock (subject to any deferral by the Outside Director under Section 7.2) and the portion that is to be paid in cash (subject to any deferral by the Outside Director under the Company’s Deferred Compensation Plan for Nonemployee Directors (the “Cash Deferral Plan”)). An Outside Director’s Share Election (i) must be in writing and delivered to the Treasurer of the Company, (ii) shall be effective with respect to the portion of the Outside Director’s Annual Retainer Fee that will be earned on and after the date the Treasurer of the Company receives the Share Election, or as soon thereafter as is administratively practicable, and (iii) shall remain in effect from year-to-year thereafter unless modified or revoked by a subsequent Share Election that becomes effective in accordance with the provisions hereof. If an Outside Director elects (or is deemed to have elected) to receive only 50% of his or her Annual Retainer Fee in the form of shares of Common Stock, then the remaining 50% shall be paid in cash (subject to any deferral by the Outside Director under the Cash Deferral Plan). If an Outside Director who is entitled to do so elects to receive 0% of his or her Annual Retainer Fee in the form of shares of Common Stock, then all of his or her Annual Retainer Fee shall be paid in cash (subject to any deferral by the Outside Director under the Cash Deferral Plan). If an Outside Director has not made a Share Election, the Director will be deemed to have made a Share Election to receive 50% of his or her Annual Retainer Fee in the form of Common Stock.
b.Revised Share Election. Except to the extent that the Company is permitted and elects to give earlier effect to an Outside Director’s modification or revocation to his or her Share Election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, an Outside Director’s Share Election, once effective with respect to a calendar year, may not be revoked or modified with respect to the Outside Director’s Annual Retainer Fee for that calendar year. An Outside Director may revoke or modify his or her then current Share Election by filing a revised Share Election form, properly completed and signed, with the Treasurer of the Company. However, except to the extent that the Company is permitted and elects to give earlier effect to a Director’s revised election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, the revised Share Election will become effective on January 1 of the calendar year following the calendar year during which the revised Share Election is received by the Treasurer of the Company, or as soon thereafter as is administratively practicable. An Outside Director’s revised Share Election, once effective, shall remain in effect until again modified by the Outside Director or otherwise revoked in accordance with the provisions hereof.
7.2Transfer of Shares: Subject to any Deferral Election by an Outside Director, shares of Common Stock issuable to an Outside Director pursuant to a Share Election shall be transferred to such Outside Director as of the first business day following each annual meeting of the shareholders of the Company, except that, for an Outside Director elected to the Board at a time other than at an annual meeting of the shareholders of the Company, shares of Common Stock issuable to the Outside Director pursuant to a Share Election shall be transferred to such Outside Director as of the first business day following the first meeting of the Board or a committee of the Board that the Outside Director attends. The total number of shares of Common Stock to be so transferred shall be determined by dividing (x) the dollar amount of the Annual Retainer Fee payable to which the Share Election applies, by (y) the Fair Market Value of a share of Common Stock on the day on which the Annual Retainer Fee is payable to the Outside Director and then rounding up the result to the nearest whole share.

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Article 8
DEFERRAL ELECTIONS
8.1Deferral Election: Each Outside Director may make a Deferral Election to defer receiving all, 50% or none of the shares of Common Stock that would otherwise be transferred to such Outside Director pursuant to a Share Election with respect to any Annual Retainer Fees otherwise earned after the effective date of the Deferral Election.
a.Initial Deferral Election. An Outside Director may make a Deferral Election within 30 days of the date on which an Outside Director first becomes an Outside Director. If an Outside Director has not made a Deferral Election during this period, the Director will be deemed to have made a Deferral Election to defer none of the shares covered by the Director’s Share Election. An Outside Director’s Deferral Election (i) must be in writing and delivered to the Treasurer of the Company, and (ii) shall remain in effect from year-to-year thereafter unless modified or revoked by a subsequent Deferral Election that becomes effective in accordance with the provisions hereof.
b.Revised Deferral Election. Except to the extent that the Company is permitted and elects to give earlier effect to an Outside Director’s modification or revocation to his or her Deferral Election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, an Outside Director’s Deferral Election, once effective with respect to a calendar year, may not be revoked or modified for that calendar year. An Outside Director may revoke or modify his or her then current Deferral Election by filing a revised Deferral Election form, properly completed and signed, with the Treasurer of the Company. However, except to the extent that the Company is permitted and elects to give earlier effect to a Director’s revised election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, the revised Deferral Election will become effective on January 1 of the calendar year following the calendar year during which the revised Deferral Election is received by the Treasurer of the Company, or as soon thereafter as is administratively practicable. An Outside Director’s revised Deferral Election, once effective, shall remain in effect until again modified by the Outside Director or otherwise revoked in accordance with the provisions hereof.
8.2Deferral Share Accounts: An Outside Director who makes a Deferral Election shall have the number of deferred shares of Common Stock that would otherwise be transferred pursuant to Section 7.2 credited as whole Share Units to a “Deferral Share Account” for the Outside Director, for recordkeeping purposes only.
8.3Cash Dividends and Deferral Share Accounts: Whenever cash dividends are paid by the Company on outstanding Common Stock, on the payment date therefor there shall be credited to the Outside Director’s Deferral Share Account a number of additional whole Share Units equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units credited to such Deferral Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of a share of Common Stock on the last business day immediately preceding the date of payment of the dividend. There shall be no credit of fractional Share Units under this Section 8.3, and to the extent a fractional Share Unit would otherwise result, there shall be a payment to the Outside Director in cash in an amount determined by multiplying the fractional amount by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made.
8.4Distribution of Deferral Share Account. Following an Outside Director’s Separation from Service for any reason, or following the occurrence of a Change of Control Event, the Company will make (or in the case of installment distributions, commence) payments to the Outside Director (or, in case of the death of the Outside Director, to his or her beneficiary designated in accordance with Section 13.5 or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of the Outside Director’s Deferral Share Account. All payments in respect of the Deferral Share Account shall be made in shares of Common Stock by converting Share Units into Common Stock on a one-for-one basis. However, to the extent shares of Common Stock are not available for delivery under the Plan, the Committee may direct that all or any part of the payments in respect of the Deferral Share Account be made in cash rather than by delivery of Common Stock, in which case the cash payment shall be determined by multiplying the number of Share Units in the Deferral Share Account that are the subject of the cash payment by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made. Similarly, any distribution payable under the Plan with respect to a fraction of a Share Unit shall be made in cash, with the amount of the cash payment determined by multiplying the fractional Share Unit by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made.

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a.Form of Payments: At the time that an Outside Director first makes a Deferral Election under the Plan or first makes a deferral election under the Cash Deferral Plan, whichever occurs earlier, the Outside Director shall make a payment election which shall govern distribution of both the Outside Director’s Deferral Share Account under the Plan and the Outside Director’s Deferred Benefit Account under the Cash Deferral Plan. In such payment election, the Outside Director may elect to have payments made either in (i) a single payment, or (ii) annual installments. Under the installment payment option, the Outside Director may select the number of years over which benefits are to be paid to the Outside Director, up to a maximum of 5 years, except that the number of installments selected may not result in any one installment payment with respect to less than 100 Share Units. The payment option elected shall apply to the Outside Director’s entire Deferral Share Account under the Plan and the Outside Director’s entire Deferred Benefit Account under the Cash Deferral Plan. The installment payment option does not apply upon the occurrence of a Change of Control Event. An Outside Director who fails to make a payment election with respect to the Outside Director’s Deferral Share Account under the Plan and the Outside Director’s Deferred Benefit Account under the Cash Deferral Plan shall be deemed to have elected the single payment option. An Outside Director may modify his or her distribution election (or deemed distribution election) only if (i) the revised distribution election is submitted to the Treasurer of the Company at least twelve (12) months prior to the first scheduled payment date under the Outside Director’s then-current distribution election and the revised election is not given effect for twelve (12) months after the date on which the revised election is submitted, and (ii) except as permitted under Code Section 409A, payment pursuant to the revised distribution election is deferred for at least five (5) years from the date payment would otherwise have been made under the Outside Director’s prior distribution election. For purposes of applying the rules of Code Section 409A, a series of installment payments will be considered a single payment form.
b.If the Outside Director has elected the single payment option, then the Company will make payment to the Outside Director in respect of the number of Share Units credited to the Outside Director’s Deferral Share Account within 30 days after the end of the calendar quarter in which occurs the Outside Director’s Separation from Service. In addition, the Company will make payment to the Outside Director in respect of the number of Share Units credited to the Outside Director’s Deferral Share Account within 30 days following the occurrence of a Change of Control Event.
8.5Installment Payments: If the Outside Director has elected the installment payment option, then the first installment will be made within 30 days after the end of the calendar quarter in which occurs the Outside Director’s Separation from Service, and each subsequent installment shall be paid in July of each calendar year during the installment period following the calendar year in which the first installment is paid to the Outside Director. The annual installment payment amount for any calendar year shall be initially determined by dividing the number of Share Units credited to the Outside Director’s Deferral Share Account as of January 1 of the year for which the payment is being made and for which such an election is in effect by the number of installment payments remaining to be made, and then rounding the quotient obtained to the next lowest whole number; provided that the final installment shall be the entire remaining undistributed balance.
8.6Hardship Payments: The Committee may, in its sole discretion, upon the finding that an Outside Director has suffered an “unforeseeable emergency”, pay to the Outside Director part or all of his or her Deferral Share Account, as needed to meet the Outside Director’s need. An “unforeseeable emergency” means a severe financial hardship to the Outside Director resulting from an illness or accident of the Outside Director, the Outside Director’s spouse, or the Outside Director’s dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Outside Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Outside Director. The amount authorized by the Committee for distribution with respect to an emergency may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Outside Director’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.
Article 9
SHARE UNIT GRANTS
9.1Share Unit Grants. Each Outside Director shall automatically be granted Share Units under the Plan in the manner set forth in this Article 9. All grants of Share Units pursuant to this Article 9 shall immediately vest in full on the date of grant.

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9.2Annual Share Unit Grants to Outside Directors. Each Outside Director shall, as of the first business day following each annual meeting, receive a grant of such number of whole Share Units as the Board shall determine at the meeting of the Board coinciding with such annual meeting.
9.3Grant of Share Units to Newly-Elected Outside Directors. Any person who is first elected as an Outside Director at a time other than at an annual meeting of the shareholders of the Company shall automatically be granted, as of the first business day following the first meeting of the Board or a committee of the Board that the Outside Director attends, a number of whole Share Units equal to the number of Share Units last granted to each of the Outside Directors pursuant to Section 9.2.
9.4Grant Share Accounts: An Outside Director who receives a grant of Share Units pursuant to Section 9.2 or Section 9.3 shall have the number of Share Units granted to such Outside Director credited to a “Grant Share Account” established for the Outside Director, for recordkeeping purposes only. An Outside Director’s Grant Share Account shall include separate subaccounts, for recordkeeping purposes only, to reflect (a) the portion of the Outside Director’s Grant Share Account that is attributable to Share Grants made prior to January 1, 2015, together with any additional Share Units credited pursuant to Section 9.5 with respect to such Share Grants (the “Pre-2015 Grant Share Account”), and (b) the portion of the Outside Director’s Grant Share Account that is attributable to Share Grants made after December 31, 2014, together with any additional Share Units credited pursuant to Section 9.5 with respect to such Share Units (the “Post-2014 Grant Share Account”). As needed for the administration of this Article 9, the Post-2014 Grant Share Account may include separate balances to reflect the portion of the account that is attributable to Share Units granted in any calendar year and the earnings on such Share Units.
9.5Cash Dividends and Grant Share Accounts: Whenever cash dividends are paid by the Company on outstanding Common Stock, on the payment date therefor there shall be credited to the Outside Director’s Grant Share Account a number of additional whole Share Units equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units credited to such Grant Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of a share of Common Stock on the last business day immediately preceding the date of payment of the dividend. There shall be no credit of fractional Share Units under this Section 9.5, and to the extent a fractional Share Unit would otherwise result, there shall be a payment to the Outside Director in cash in an amount determined by multiplying the fractional amount by the Fair Market Value of a share of Common Stock on the last business day preceding the date of the dividend.
9.6Payments:
a.Pre-2015 Grant Share Account. Within 30 days following an Outside Director’s Separation from Service for any reason, or within 30 days following the occurrence of a Change of Control Event, the Company will make a payment to the Outside Director (or, in case of the death of the Outside Director, to his or her beneficiary designated in accordance with Section 13.5 or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of the Outside Director’s Pre-2015 Grant Share Account. All payments in respect of an Outside Director’s Pre-2015 Grant Share Account shall be made in a single sum in shares of Common Stock by converting Share Units into Common Stock on a one-for-one basis. However, to the extent shares of Common Stock are not available for delivery under the Plan, the Committee may direct that all or any part of the payments in respect of a Pre-2015 Grant Share Account be made in cash rather than by delivery of Common Stock, in which case the cash payment shall be determined by multiplying the number of Share Units in the Pre-2015 Grant Share Account that are the subject of the cash payment by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made. Similarly, any distribution payable under the Plan with respect to a fraction of a Share Unit shall be made in cash, with the amount of the cash payment determined by multiplying the fractional Share Unit by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made.
b.Post-2014 Grant Share Account. Subject to the terms of any election that the Outside Director has in effect pursuant to Section 9.7, upon the first anniversary of the grant date of any Share Units credited to the Outside Director’s Post-2014 Grant Share Account pursuant to Sections 9.2 or 9.3, the Company will make a payment to the Outside Director (or, in case of the death of the Outside Director, to his or her beneficiary designated in accordance with Section 13.5 or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of such Share Units (and any associated Share Units that are credited pursuant to Section 9.5 as a dividend credit with respect to such Share Units); provided that within 30 days following the occurrence of a Change in Control Event, the Company will make payment in respect to all Share Units credited to the Post-2014 Grant Share Account. All payments in respect of an Outside Director’s Post-2014 Grant Share

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Account shall be made in a single sum in shares of Common Stock by converting Share Units into Common Stock on a one-for-one basis. However, to the extent shares of Common Stock are not available for delivery under the Plan, the Committee may direct that all or any part of the payments in respect of the Post-2014 Grant Share Account be made in cash rather than by delivery of Common Stock, in which case the cash payment shall be determined by multiplying the number of Share Units in the Post-2014 Grant Share Account that are the subject of the cash payment by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made. Similarly, any distribution payable under the Plan with respect to a fraction of a Share Unit shall be made in cash, with the amount of the cash payment determined by multiplying the fractional Share Unit by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made.
9.7Deferral of Common Stock Delivery. Each Outside Director may elect to defer receipt of all, 50% or none of the shares of Common Stock that, in the absence of the deferral, would be transferred to such Outside Director pursuant to Section 9.6 in respect of the Outside Director’s Post-2014 Grant Share Account. Such election with respect to the Share Units granted in any calendar year (and any associated Share Units that are credited pursuant to Section 9.5 as a dividend credit with respect to such Share Units) must be in electronic or written form and be delivered to the Treasurer of the Company (or his delegate) no later than December 31 of the year preceding the year in which the Share Units are granted, or within such other time period as permitted under Code Section 409A. If the Outside Director, for the year in which the Share Units are granted, has in effect a payment election under Section 8.4, payment with respect to any Share Units deferred under this Section 9.7 with respect to such calendar year will be governed by the Outside Director’s payment election under Section 8.4. If the Outside Director, for the year in which the Share Units are granted, does not have in effect a payment election under Section 8.4, the Outside Director may make a payment election, in accordance with the rules described in Section 8.4, which will be applicable to the Share Units deferred under this Section 9.7 with respect to such calendar year. An Outside Director who fails to make (and does not otherwise have in effect) a payment election under Section 8.4 with respect to any portion of the Outside Director’s Post-2014 Grant Share Account that has been deferred pursuant to this Section 9.7 shall be deemed to have elected, with respect to such portion, the single payment option with payment to be made within 30 days following the Outside Director’s Separation from Service for any reason or within 30 days following the occurrence of a Change of Control Event.
Article 10
ADJUSTMENTS
10.1If (a) the Company shall at any time be involved in a merger or other transaction in which the Common Stock is changed or exchanged; or (b) the Company shall subdivide or combine its Common Stock or the Company shall declare a dividend payable in its Common Stock, other securities (other than any stock purchase rights associated with the Common Stock that the Company might authorize and issue in the future) or other property; or (c) the Company shall effect a cash dividend the amount of which exceeds 15% of the trading price of the Common Stock at the time the dividend is declared or any other dividend or other distribution on the Common Stock in the form of cash, or a repurchase of Common Stock, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Common Stock; or (d) any other event shall occur which, in the case of this clause (d), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of securities subject to the Plan; (ii) the number and type of securities subject to outstanding Options; (iii) the Option Price with respect to any Option; and (iv) the number of Share Units credited to each Outside Director’s Share Accounts; provided, however, that Options subject to grant or previously granted to Optionees and the number of Share Units credited to each Outside Director’s Share Accounts under the Plan at the time of any such event shall be subject to only such adjustment as shall be necessary to maintain the proportionate interest of the Optionee or Outside Director and preserve, without exceeding, the value of such Options and Outside Director’s Share Accounts. Unless the Committee determines otherwise, any such adjustment to an Option that is exempt from Code Section 409A shall be made in manner that permits the Option to continue to be so exempt, and any adjustment to an Option that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. No fractional shares of Common Stock or Share Units shall result from adjustments made under this Article, and to the extent a fractional share or Share Unit would otherwise result, the Committee shall determine in its discretion whether to round to a whole share or Share Unit or whether to pay cash in lieu of such fractional share or Share Unit. The Committee also may determine, in its discretion, at any time, to eliminate fractional shares of Common Stock or Share Units subject to this Plan by rounding such shares or Share Units up to the nearest whole share or whole Share Unit, as applicable. The judgment of the Committee with respect to any matter referred to in this Article shall be conclusive and binding upon each Optionee and Outside Director.

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Article 11
AMENDMENT AND TERMINATION OF PLAN
11.1General Powers: The Nominating and Corporate Governance Committee of the Board of Directors may at any time terminate or suspend the Plan. Subject to applicable limitations set forth in New York Stock Exchange rules, the Code or Rule 16b-3 under the Securities Exchange Act of 1934, the Nominating and Corporate Governance Committee of the Board of Directors may amend the Plan as it shall deem advisable including (without limiting the generality of the foregoing) any amendments deemed by the Nominating and Corporate Governance Committee of the Board of Directors to be necessary or advisable to assure conformity of the Plan with any requirements of state and federal laws or regulations now or hereafter in effect. In addition, no amendment shall be made to any Option to reduce the Option Price thereof except as permitted by Section 10.1, and any amendment or other action that is required, under applicable law or under applicable stock exchange rules, to be adopted by the Board of Directors shall be valid only if it is adopted by the full Board of Directors rather than by the Nominating and Corporate Governance Committee of the Board of Directors.
11.2No Impairment: No amendment, suspension or termination of the Plan shall, without the Outside Director’s consent, alter or impair any of the rights or obligations under any Option theretofore granted to an Outside Director under the Plan or other entitlement of an Outside Director under the Plan. But, the Committee need not obtain Outside Director (or other interested party) consent for the adoption, amendment or rescission of rules and regulations relating to the Plan that do not materially and adversely affect the Outside Director in respect of any Option or other entitlement of an Outside Director under the Plan then outstanding.
11.3Section 409A: The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Option or other entitlement of an Outside Director under the Plan that is subject to Code Section 409A to comply therewith.
11.4Distribution of Benefits Following Plan Termination. Termination of the Plan will operate to accelerate distribution of benefits only to the extent permitted under Code Section 409A, including:
a.The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts accrued under the Plan but not yet paid are distributed to Outside Directors or their beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, by the latest of: (1) the last day of the calendar year in which the Plan termination and liquidation occurs, (2) the last day of the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the last day of the first calendar year in which payment is administratively practicable.
b.The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate. In such event, all amounts accrued under the Plan but not yet paid will be distributed to all Outside Directors and their beneficiaries, as applicable, in a single sum payment no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination, regardless of any distribution election then in effect. This provision shall not be effective unless all other plans required to be aggregated with the Plan under Code Section 409A are also terminated and liquidated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination, unless any individual who was eligible under the Plan is excluded from participating thereunder for such three (3) year period.
Except as provided in Paragraphs a. and b. above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that terminates the Plan but that does not qualify for accelerated distribution under Code Section 409A shall instead be construed as an amendment to discontinue further benefit accruals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable elections by the Outside Director, with respect to the Outside Director’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to the Outside Director or a beneficiary.

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Article 12
GOVERNMENT AND OTHER REGULATIONS
12.1The obligation of the Company to make payments or issue or transfer and deliver shares of Common Stock under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect and required by governmental entities and the stock exchanges on which Common Stock is traded.
Article 13
MISCELLANEOUS PROVISIONS
13.1Plan Does Not Confer Shareholder Rights: Neither an Outside Director nor any person entitled to exercise the Outside Director’s rights in the event of the Outside Director’s death shall have any rights of a shareholder with respect to the shares subject to an Option, Share Election or any Share Units held in the Outside Director’s Share Accounts, except to the extent that, and until, such shares shall have been issued upon the exercise of each Option, transfer of shares pursuant to a Share Election or the delivery of shares in respect of the Outside Director’s Share Accounts.
13.2No Assets: No stock, cash or other property shall be deliverable to an Outside Director in respect of the Outside Director’s Share Accounts until the date or dates identified pursuant to Article 8 or Article 9, and an Outside Director’s Share Units shall be reflected in an unfunded account established for such Outside Director by the Company. Payment of the Company’s obligation with respect to an Outside Director’s Share Accounts shall be from general funds, and no special assets (stock, cash or otherwise) have been or shall be set aside as security for this obligation.
13.3No Transfers: An Outside Director’s rights to payments under Article 8 and/or Article 9 are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by an Outside Director’s creditors or the creditors of his or her beneficiaries, whether by operation of law or otherwise, and any attempted sale, transfer, assignment, pledge, or encumbrance with respect to such payment shall be null and void, and shall be without legal effect and shall not be recognized by the Company.
13.4Unsecured Creditor; No Trust Fund: The right of an Outside Director to receive payments under Article 8 and/or Article 9 is that of a general, unsecured creditor of the Company, and the obligation of the Company to make payments constitutes a mere promise by the Company to pay such benefits in the future. Further, the arrangements contemplated by Article 8 and Article 9 are intended to be unfunded for tax purposes and for purposes of Title I of ERISA.
13.5Designation of Beneficiary: Each Outside Director or former Outside Director entitled to any payments under Article 8 and/or Article 9 from time to time may designate a beneficiary or beneficiaries to whom any such payments are to be paid in case of the Outside Director’s death before receipt of any or all of such payments. Any designation shall revoke all prior designations by the Outside Director or former Outside Director, shall be in a form prescribed by the Company and shall be effective only when filed by the Outside Director or former Outside Director, during his or her lifetime, in writing with the Treasurer of the Company. References in the Plan to an Outside Director’s “beneficiary” at any date shall include such persons designated as concurrent beneficiaries on the director’s beneficiary designation form then in effect. In the absence of any such designation, any balance remaining in an Outside Director’s or former Outside Director’s Share Accounts at the time of the director’s death shall be paid to such Outside Director’s estate.
13.6Plan Expenses: Any expenses of administering the Plan shall be borne by the Company.
13.7Use of Exercise Proceeds: Payment received from Optionees upon the exercise of Options shall be used for the general corporate purposes of the Company, except that any stock received in payment may be retired, or retained in the Company’s treasury and reissued.
13.8Indemnification: In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act in connection with the adoption,

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administration, amendment or termination of the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf. To the extent that Code Section 409A applies to payments made pursuant to this Section, the payments shall be completed on or before the latest date permitted for payments made pursuant to an indemnification or expense reimbursement provision.
13.9Withholding Taxes: The Company may, in its discretion, require an Outside Director to pay to the Company at the time of exercise of an Option or issuance of Common Stock under the Plan the amount that the Company deems necessary to satisfy its obligation, if any, to withhold Federal, state or local income, FICA or other taxes incurred by the reason of the exercise or issuance. An Outside Director shall satisfy the federal, state and local withholding tax obligations arising in connection with the exercise of an Option or issuance of Common Stock under the Plan in a manner acceptable to the Committee.
13.10No Guarantee Of Tax Treatment: The Company does not guarantee to any Outside Director or any other person with an interest in an Option or other entitlement of an Outside Director under the Plan that any such Option or other entitlement intended to be exempt from Code Section 409A shall be so exempt, or that any Option or other entitlement intended to comply with Code Section 409A shall so comply, and nothing in the Plan obligates the Company or any affiliate to indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.
13.11Miscellaneous Distribution Rules.
a.Accelerated Distribution Following Section 409A Failure. If an amount under the Plan is required to be included in a Participant’s income under Code Section 409A prior to the date such amount is actually distributed, the Outside Director shall receive a distribution, in a single sum, within ninety (90) days after the date it is finally determined that the Plan fails to meet the requirements of Code Section 409A. The distribution shall equal the amount required to be included in the Outside Director’s income as a result of such failure.
b.Permitted Delay in Payment. If a distribution required under the terms of the Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.
13.12Outside Director Limitations. Each Outside Director is eligible to receive grants of Options, Share Units, an Annual Retainer Fee and/or other cash compensation (in the case of cash compensation, whether under this Plan or otherwise) for his or her service on the Board with an aggregate value up to (but not exceeding) $1 Million per Outside Director in any fiscal year of the Company. For purposes of this limitation, any grants of or relating to shares of Common Stock shall be valued using the grant date fair value computed in accordance with generally accepted accounting principles.
Article 14
EFFECTIVE DATE
14.1The Plan became effective on May 2, 1998 and was amended on May 3, 2003, April 29, 2006, January 1, 2009, April 24, 2010, December 1, 2014 and May 10, 2018. The Plan, as amended and restated herein, shall become effective as of August 31, 2021 with respect to grants made, dividend equivalents credited, and other actions taken pursuant to the Plan on or after such date.

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